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                                                               EXHIBIT 21

LIST OF SUBSIDIARIES

OEC Europe, Ltd. (England)
Frank Manufacturing
Diasonics Export Sales Corp. (Disc)
Chromosonics, Inc.
Diasonics Foreign Sales Corp. (FSC)
OEC Medical Systems  (Europe) AG
OEC Medical Systems SA
OEC Medical Systems GmbH
OEC Medical Systems S.R.L.